                               AGREEMENT AND PLAN

                                       OF

                                  AMALGAMATION


                                      among


                              GCR HOLDINGS LIMITED

                                       and

                                  EXEL LIMITED

                                       and

                              EXEL ACQUISITION LTD.


                             Dated as of May 8, 1997

                                TABLE OF CONTENTS

      SECTION                                                             PAGE
      -------                                                             ----

                                   ARTICLE I.

                                    THE OFFER

      SECTION 1.1  The Offer...............................................  1
      SECTION 1.2  Company Actions.........................................  3
      SECTION 1.3  Directors; Section 14(f)................................  4

                                   ARTICLE II.

                    THE AMALGAMATION; DISPOSITION OF SHARES

      SECTION 2.1  The Amalgamation........................................  5
      SECTION 2.2  Effect of the Amalgamation..............................  5
      SECTION 2.3  Memorandum of Association and Articles of
            Association of the Amalgamated Company;
            Registration Number............................................  5
      SECTION 2.4  Directors and Officers of the Amalgamated
            Company........................................................  5
      SECTION 2.5  Further Assurances......................................  6
      SECTION 2.6  Effect on Shares of Newco and Company...................  6
      SECTION 2.7  Company Option Plans and Agreements.....................  7
      SECTION 2.8  Payment for Shares......................................  7
      SECTION 2.9  Transfers...............................................  8
      SECTION 2.10  Special Meeting........................................  8
      SECTION 2.11  Compulsory Acquisition of Minority
            Shares.........................................................  9

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

      SECTION 3.1  Organization............................................ 10
      SECTION 3.2  Capitalization.......................................... 11
      SECTION 3.3  Authority............................................... 11
      SECTION 3.4  Voting Requirements..................................... 11
      SECTION 3.5  No Violations; Consents and Approvals................... 12
      SECTION 3.6  SEC Documents; Financial Statements..................... 12
      SECTION 3.7  Absence of Certain Changes.............................. 14
      SECTION 3.8  Legal Proceedings....................................... 14
      SECTION 3.9  Compliance with Laws and Agreements..................... 14
      SECTION 3.10  Schedule 14D-9 and Disclosure Statement;
            Other Information.............................................. 15
      SECTION 3.11  State Antitakeover Statutes............................ 15
      SECTION 3.12  Broker's Fees.......................................... 15
      SECTION 3.13  Opinion of Financial Advisor........................... 16
      SECTION 3.14  Taxes.................................................. 16
      SECTION 3.15  Employees.............................................. 17
      SECTION 3.16  Disclosure............................................. 18

      SECTION                                                             PAGE
      -------                                                             ----

                                   ARTICLE IV.

              REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

      SECTION 4.1  Organization............................................ 19
      SECTION 4.2  Authority............................................... 19
      SECTION 4.3  No Violations........................................... 19
      SECTION 4.4  Offer Documents; Other Information...................... 20
      SECTION 4.5  Financial Ability to Perform............................ 20

                                   ARTICLE V.

                                    COVENANTS

      SECTION 5.1  Conduct of Business of Company.......................... 20
      SECTION 5.2  Public Announcements.................................... 22
      SECTION 5.3  Acquisition Proposals................................... 22
      SECTION 5.4  Access to Information................................... 25
      SECTION 5.5  Board Recommendation.................................... 25
      SECTION 5.6  Reasonable Best Efforts; Other Actions.................. 25
      SECTION 5.7  Notification of Certain Matters......................... 25
      SECTION 5.8  Indemnification......................................... 26
      SECTION 5.9  Termination of Share Plans.............................. 27
      SECTION 5.10  Certain Change in Control Matters...................... 27

                                   ARTICLE VI.

                CONDITIONS TO CONSUMMATION OF THE AMALGAMATION

      SECTION 6.1  Conditions to Each Party's Obligation to
                     Effect the Amalgamation............................... 27

                                  ARTICLE VII.

                                     CLOSING

      SECTION 7.1  Time and Place.......................................... 28

                                  ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

      SECTION 8.1  Termination............................................. 28
      SECTION 8.2  Effect of Termination................................... 30
      SECTION 8.3  Certain Payments; Expenses.............................. 30

                                   ARTICLE IX.

                                   DEFINITIONS

      SECTION 9.1  Definitions............................................. 31
      SECTION 9.2  Terms Defined in the Agreement.......................... 32

      SECTION                                                             PAGE
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                                   ARTICLE X.

                                  MISCELLANEOUS

      SECTION 10.1  Amendment and Modification............................. 33
      SECTION 10.2  Waiver of Compliance; Consents......................... 34
      SECTION 10.3  Survival............................................... 34
      SECTION 10.4  Notices................................................ 34
      SECTION 10.5  Assignment............................................. 35
      SECTION 10.6  Governing Law.......................................... 35
      SECTION 10.7  Counterparts........................................... 35
      SECTION 10.8  Severability........................................... 35
      SECTION 10.9  Interpretation......................................... 36
      SECTION 10.10  Entire Agreement...................................... 36

                       AGREEMENT AND PLAN OF AMALGAMATION

            AGREEMENT AND PLAN OF AMALGAMATION, dated as of May 8, 1997 (the "Agreement"), by and among GCR HOLDINGS LIMITED, a Cayman Islands limited liability company ("Company"), EXEL LIMITED, a Cayman Islands limited liability company ("Parent"), and EXEL ACQUISITION LTD., a Cayman Islands limited liability company and a wholly owned subsidiary of Parent ("Newco"). Company and Newco are hereinafter sometimes collectively referred to as the "Constituent Companies," and Company, Parent and Newco are hereinafter sometimes collectively referred to as the "Parties."

            WHEREAS, the Board of Directors of Company (the "Board") has unanimously determined that it is fair to, and in the best interests of, Company and its shareholders for Parent to acquire Company upon the terms and subject to the conditions hereinafter set forth, and recommends that shareholders of Company accept the Offer and tender their Shares pursuant to the Offer and adopt and approve the Amalgamation;

            WHEREAS, in furtherance of such acquisition, it is proposed that Parent shall cause Newco to make a tender offer (the "Offer") to acquire all the issued and outstanding ordinary shares, par value $.10 per share, of Company (the "Shares") for $27.00 in cash per Share, net to the seller (such amount, or any higher amount as may be paid for Shares pursuant to the Offer, being hereinafter referred to as the "Amalgamation Consideration"), upon the terms and subject to the conditions of this Agreement and the Offer; and

            WHEREAS, the Boards of Directors of each of Parent, Newco and Company have approved the amalgamation of Newco with and into Company (the "Amalgamation") following consummation of the Offer, upon the terms and subject to the conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

                                   ARTICLE I.

                                    THE OFFER

            SECTION 1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days after the date of the initial public announcement of the execution and delivery of this Agreement), Newco shall, and Parent shall cause Newco to, commence (within the meaning of Rule 14d-2 under the United States Securities Exchange Act of 1934, as amended (collectively with the rules and regulations promulgated thereunder, the "Exchange Act")), the Offer and, subject to the conditions of the

Offer, shall use commercially reasonable efforts to consummate the Offer as promptly as permitted by law. The obligation of Parent and Newco to consummate the Offer, to accept for payment and to pay for any Shares tendered pursuant to the Offer (i) shall be subject to the condition that the number of Shares validly tendered and not withdrawn prior to the expiration date of the Offer (the "Expiration Date"), together with all Shares beneficially owned by Parent or any of its subsidiaries on such date (the "Parent Owned Shares"), shall be not less than 75% of the Shares then outstanding, calculated on a fully diluted basis (the "Minimum Condition"), and (ii) shall be subject to the other conditions set forth in Annex A.

            (b) Parent and Newco expressly reserve the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that neither Parent nor Newco will, without the prior written consent of Company, decrease the consideration payable in the Offer, reduce the number of Shares subject to the Offer, impose any additional conditions to the Offer, change the form of consideration payable in the Offer or amend or alter any other term of the Offer in any manner materially adverse to the holders of Shares. Company agrees that no Shares held by Company or any of its subsidiaries will be tendered pursuant to the Offer. Notwithstanding any other provision of this Agreement, the conditions of the Offer are for the sole benefit of Parent and Newco and may be asserted by Parent and Newco regardless of the circumstances giving rise to any such conditions or may be waived by Parent and Newco in whole at any time or in part from time to time in their sole and absolute discretion (except that, without Company's consent, Newco may not reduce the percentage amount of the Minimum Condition to less than majority).

            (c) As soon as practicable on the date of commencement of the Offer, Parent and Newco shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively referred to herein as the "Offer Documents"). Parent and Newco shall give Company and its counsel a reasonable opportunity to review the Offer Documents prior to their being filed with the SEC or disseminated to the shareholders of Company. Parent and Newco will furnish Company and its counsel in writing any comments that Parent, Newco or their counsel may receive from the SEC or its staff with respect to the Offer Documents, promptly after receipt of such comments, and the proposed responses thereto. Each of Parent and Newco (and Company with respect to information supplied by it specifically for use in the Offer Documents) agrees to promptly correct the Offer Documents if and to the extent that they shall have become false or misleading in any material respect, and Parent and Newco shall take all steps reasonably necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to Company's shareholders, in each case as and to the extent required by applicable United States federal securities laws.

            (d) Parent shall provide or cause to be provided to Newco on a timely basis the funds sufficient to accept for payment, and Parent shall cause Newco to pay for, any and all Shares that Newco becomes obligated to accept for payment pursuant to the Offer.

            SECTION 1.2 Company Actions. Company hereby consents to the Offer and represents that (a) the Board (at a meeting duly called and held) has unanimously (i) determined that the Offer and the Amalgamation are fair to, and in the best interests of, Company and its shareholders, (ii) approved this Agreement and the Offer and the transactions contemplated hereby, including the Offer and the Amalgamation, and (iii) resolved to recommend acceptance of the Offer and approval of the Amalgamation by Company's shareholders, and (b) Goldman, Sachs & Co. have advised, and delivered their written opinion to, the Board that as of the date hereof, the cash consideration to be received by Company's shareholders in the Offer and the Amalgamation is, based upon and subject to the matters set forth therein, fair to such shareholders. Company hereby agrees to file with the SEC contemporaneously with the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing such recommendations in favor of the Offer and the Amalgamation. Company (and Newco and Parent, with respect to information supplied by either of them specifically for use in the Schedule 14D-9) agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and Company shall take all steps reasonably necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to Company's shareholders, in each case as and to the extent required by applicable United States federal securities laws. Company hereby consents to the inclusion in the Offer Documents of the representation in the first sentence of this paragraph. In connection with the Offer, Company will promptly furnish Newco with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of Shares as of a recent date, and shall furnish Newco with such information and assistance as Newco or its agents may reasonably request in communicating the Offer to Company's shareholders, such information to be subject, to the extent applicable, to the Confidentiality Agreement.

            SECTION 1.3 Directors; Section 14(f). (a) Promptly upon the purchase by Parent or Newco of such number of Shares that, together with the number of Parent Owned Shares, represents at least a majority of the outstanding Shares, and from time to time thereafter prior to the Effective Time, (i) Parent shall be entitled to designate such number of directors, rounded up to the next whole number but in no event more than one less than the total number of directors, on the Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation on the Board equal to the product of the number of directors on the Board and the percentage that such number of purchased Shares and Parent Owned Shares bears to the number of Shares outstanding, and
(ii) Company shall, upon request by Parent, promptly (x) increase the size of the Board to the extent permitted by its Organization Documents and/or (y) exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and cause Parent's designees to be so elected; provided, however, that until the Effective Time (or termination of this Agreement) the Board will have at least two Independent Directors, each of whom shall resign at the Effective Time or such termination. At the request of Parent, Company shall take, at its expense, all action necessary to effect any such election, including mailing to its shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent and Newco will supply to Company in writing and shall be solely responsible for any information with respect to any of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. At any time Parent's designees constitute a majority of the Board, Parent shall be entitled to designate all of the members of the board of directors of each subsidiary of Parent, subject to any applicable restrictions under the Insurance Act 1978 of Bermuda (the "Insurance Act") and any rules and regulations of the Bermuda Minister of Finance (the "Minister") thereunder. The provisions of this Section 1.3 are in addition to and shall not limit any rights that Newco, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

            "Independent Director" means (x) the two members of the Board not otherwise affiliated with Parent or Newco and not employees of Company or any of its subsidiaries, who shall be designated by Company, Newco and Parent, or (y) any successor of either of them reasonably satisfactory to Parent and Newco designated by the Independent Directors then in office; provided, however, that if a successor is not so designated after an Independent Director resigns or otherwise leaves office, Parent shall be entitled to designate a successor who meets the requirements of clause (x).

            (b) Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time (or termination of this Agreement), (i) any amendment to this Agreement, (ii) any termination of this Agreement by Company, (iii) any extension by Company of the time for the performance of any of the obligations or other acts of Parent or Newco and (iv) any waiver of any of Company's rights under this Agreement will require the concurrence of the Independent Directors then in office.

                                   ARTICLE II.

                    THE AMALGAMATION; DISPOSITION OF SHARES

            SECTION 2.1 The Amalgamation. In accordance with the provisions of this Agreement and the Companies Law (1995 Revision) of the Cayman Islands (the "Companies Law"), at the Effective Time, Newco and Company shall be amalgamated. At and after the Effective Time, Company shall continue in the form of the amalgamated company and shall operate under the name "GCR Holdings Limited" (the "Amalgamated Company").

            SECTION 2.2 Effect of the Amalgamation. The Amalgamation shall have the effects set forth in Sections 85 and 86 of the Companies Law.

            SECTION 2.3 Memorandum of Association and Articles of Association of the Amalgamated Company; Registration Number. The memorandum of association of Company shall become the memorandum of association of the Amalgamated Company and thereafter may be amended as provided therein and by law. The articles of association of Company shall become the articles of association of the Amalgamated Company and thereafter may be amended as provided therein and by law. The registration number of the Amalgamated Company in the Cayman Islands after the Effective Time shall be the same registration number as that of Company immediately prior to the Effective Time.

            SECTION 2.4 Directors and Officers of the Amalgamated Company. At the Effective Time, the then current directors of Newco and any additional individuals designated by Parent shall be the initial directors of the Amalgamated Company, each of such directors to hold office in accordance with the applicable provisions of the memorandum and articles of association of the Amalgamated Company and until their successors shall be elected or appointed and shall duly qualify. Except as may be designated by Parent, immediately prior to the Effective Time, the current directors of Company shall cease to be directors of Company and shall not be directors of the Amalgamated Company. After giving effect to the Amalgamation, the officers of the Amalgamated Company shall be the individuals then designated by Parent, each to hold office in accordance with the applicable provisions of the memorandum and articles of association of the Amalgamated Company and until their respective successors are duly elected or appointed and qualified.

            SECTION 2.5 Further Assurances. If, at any time after the Effective Time, the Amalgamated Company shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things (including an order of the court under Section 86 of the Companies Law) are necessary or desirable to vest, perfect or confirm of record or otherwise in the Amalgamated Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Companies acquired or to be acquired by the Amalgamated Company as a result of, or in connection with, the Amalgamation or otherwise to carry out this Agreement, the officers and directors of the Amalgamated Company shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Companies or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Companies or otherwise, all such other actions and things as may be necessary or desirable (including an application to the court under Section 86 of the Companies Law) to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Amalgamated Company or otherwise to carry out this Agreement and the transactions contemplated hereby.

            SECTION 2.6 Effect on Shares of Newco and Company. As of the Effective Time, by virtue of the Amalgamation and without any action on the part of the holders thereof:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (except for Shares owned by Company or any of its subsidiaries) shall be canceled, and the holder thereof shall be entitled to receive in cash the Amalgamation Consideration.

            (b) Each Company Option outstanding immediately prior to the Effective Time shall be canceled, and the holder thereof shall be entitled to receive an amount in cash equal to (x) the product of the number of Shares covered by such Company Option multiplied by the Amalgamation Consideration minus (y) the option exercise price payable upon exercise of such option.

            (c) All ordinary shares, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Amalgamation and without any action on the part of the holder thereof, be converted into and become at the Effective Time ordinary shares of the Amalgamated Company.

            (d) Each Share owned by Company or any of its subsid-iaries shall be canceled.

            (e) At and after the Effective Time, each certificate representing Shares shall represent only the right to receive the Amalgamation Consideration payable in exchange for such Shares upon the surrender of such certificate for payment in accordance with Section 2.8. At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding Shares immediately prior to the Effective Time ("Certificates") shall cease to have any rights as a shareholder of Company.

            SECTION 2.7 Company Options. The Company will use its best efforts (including, to the extent possible, by way of amendment to the Company Plans) so that, upon consummation of the Offer, each outstanding Company Option shall be canceled in exchange for an amount of cash equal to (x) the product of the number of Shares covered by such Company Option multiplied by the Amalgamation Consideration minus (y) the option exercise price payable upon exercise of such option.

            SECTION 2.8 Payment for Shares. (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to Company to act as paying agent in the Amalgamation (the "Paying Agent"). At or prior to the Effective Time, Parent will take all steps necessary to enable and cause the Amalgamated Company to provide the Paying Agent funds necessary to make the payments contemplated by Sections 2.6 and 2.7. Any funds remaining with the Paying Agent three months after the Effective Time shall be released and repaid by the Paying Agent to the Amalgamated Company, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Amalgamated Company for payment thereof.

            (b) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates, as of the Effective Time, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the product of the number of Shares represented by such Certificate and the Amalgamation Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other

Taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Amalgamated Company that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.8, each Certificate (other than Certificates representing Shares held by Company or any subsidiary of Company) shall represent for all purposes the right to receive the Amalgamation Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

            (c) The Amalgamated Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares.

            SECTION 2.9 Transfers. From and after the Effective Time, there shall be no transfers of Shares of Company or the Amalgamated Company. If, after the Effective Time, Certificates are presented to the Amalgamated Company, they shall be canceled and exchanged as provided in this Article II.

            SECTION 2.10 Special Meeting. (a) If required by applicable law in order to consummate the Amalgamation, Company, acting through the Board, shall, upon consummation of the Offer, in accordance with applicable law and subject to the applicable provisions of this Agreement:

             (i) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action with respect to the Amalgamation; and

            (ii) if required, file with the SEC under the Exchange Act, a Disclosure Statement and use its best efforts to obtain and furnish the information required to be included by it in the Disclosure Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the Disclosure Statement and any preliminary version thereof and cause the Disclosure Statement to be mailed to its shareholders at the earliest practicable time following the consummation of the Offer or at such other time as Parent shall direct following consultation with Company.

            (b) Parent will provide Company with the information regarding Parent and Newco required to be included in the Disclosure Statement. Parent further agrees that, at the Special Meeting, all of the Shares then owned by Parent and Newco will be voted in favor of the Amalgamation.

            (c) The Disclosure Statement shall state that the Board unanimously
(i) has approved the Offer and the Amalgamation, (ii) has determined that the Offer and the Amalgamation taken together are fair and in the best interests of the Company and its shareholders, and (iii) recommends that shareholders of Company both accept the Offer and tender their Shares pursuant to the Offer and adopt and approve the Amalgamation. Company shall give Parent, Newco and their counsel a reasonable opportunity to review the Disclosure Statement prior to their being filed with the SEC or disseminated to the shareholders of Company. Company will furnish Parent, Newco and its counsel any comments that Company or its counsel may receive from the SEC or its staff with respect to the Disclosure Statement, promptly after receipt of such comments, and the proposed responses thereto.

            "Disclosure Statement" means the letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to shareholders in connection with the Amalgamation, including any schedules required to be filed with the SEC in connection therewith.

            SECTION 2.11 Compulsory Acquisition of Minority Shares. In the event that, following the purchase of Shares pursuant to the Offer, Parent, Newco and any other subsidiary of Parent shall own an aggregate of at least 90% of the outstanding Shares, the Parties agree, at the request of Parent or Newco, to take all necessary and appropriate action to effect the compulsory acquisition of those outstanding Shares not owned by Parent, Newco or any other subsidiary of Parent in accordance with Section 87 of the Companies Law.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

            Company represents and warrants to Parent and Newco that, except as specifically disclosed in the Disclosure Schedule, dated the date hereof, being delivered confidentially by Company to Parent and Newco concurrently herewith (the "Disclosure Schedule"):

            SECTION 3.1 Organization. Company and each of its subsidiaries is a company duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, license or good standing necessary, except where the failure to be so duly qualified or licensed or be in good standing would not, individually or in the aggregate, (x) have a material adverse effect on the business, operations, assets, condition (financial or other), prospects or results of operations of Company and its subsidiaries taken as a whole or (y) prevent or materially delay the consummation of the Offer or the Amalgamation on the terms contemplated hereby (each, a "Material Adverse Effect"). Except as and to the extent set forth in the SEC Documents, Company owns directly or indirectly all of the outstanding capital stock of each of its subsidiaries. Neither Company nor any of its subsidiaries is required to be authorized, qualified, licensed or domesticated under any federal, state or local law in the United States. Company has furnished to Parent and Newco complete and correct copies of the Organizational Documents of Company and each of its subsidiaries as in effect on the date hereof. Such Organizational Documents are in full force and effect and no other Organizational Documents are applicable to or binding upon Company or any of its subsidiaries.

            "Organizational Documents" means, with respect to any person, the articles of association, memorandum of association, bye-laws and similar documents (including any shareholders and similar agreement) of such person.

            SECTION 3.2 Capitalization. Company's authorized capital consists of 50,000,000 Shares (of which 1,040,283 Shares have been repurchased by Company and retired) and 25,000,000 other shares, par value $.10 per share ("Other Shares"). As of the date hereof and after giving effect to the Second Quarter Dividend, there are 24,766,255 Shares issued and outstanding, 26,278 restricted Shares (all of which shall vest upon consummation of the Offer) and no Other Shares issued and outstanding. Neither Company nor any of its subsidiaries holds any Shares. As of the date hereof, there were reserved under the share option plans of Company (the "Company Plans"), all of which are described in the SEC Documents, 997,925 Shares for issuance upon exercise of outstanding options to acquire Shares ("Company Options"). Except for the options to acquired such Shares under Company Plans, the restricted Shares described above and for the 5,283 Shares to be issued as a dividend on certain Shares in connection with the Second Quarter Dividend, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating Company or any of its subsidiaries to issue, transfer or sell any share capital of Company or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such share capital. All issued and outstanding Shares are duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights with respect thereto.

            SECTION 3.3 Authority. Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the Amalgamation, to approval of Company's shareholders (if required by applicable law) as described in Section 3.4. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by its Board of Directors, and no corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, subject, in the case of the Amalgamation, to approval of Company's shareholders (if required by applicable law) as described in Section 3.4. This Agreement has been duly and validly executed and delivered by Company and (assuming this Agreement constitutes a valid and legally binding agreement of Parent and Newco) constitutes a valid and legally binding agreement of Company, enforceable against Company in accordance with its terms.

            SECTION 3.4 Voting Requirements. The requisite shareholder vote under Sections 85 and 86 of the Companies Law approving the Amalgamation is the only vote of the holders of any securities of Company necessary in connection with the Amalgamation.

            SECTION 3.5 No Violations; Consents and Approvals. (a) Neither the execution and delivery of this Agreement nor the consummation by Company of the transactions contemplated hereby nor compliance by Company with any of the provisions hereof will (i) be subject, in the case of the Amalgamation, to obtaining the approval of its shareholders as described in Section 3.4 and, if required under applicable law, to approval by a court of competent jurisdiction, violate any provision of its Organization Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of, or document governing, indebtedness for money borrowed or any license, franchise or permit or any other agreement to which Company or any of its subsidiaries is a party, or by which Company or any of its subsidiaries or any of their respective properties is bound, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Company or any of its subsidiaries or any of its respective properties is bound, except in the case of clause (ii) or (iii), such as would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby, except (i) the approval of the Minister under the Insurance Act, (ii) in connection, or in compliance, with the provisions of the Exchange Act or any other foreign or state securities or "blue sky" laws, (iii) the registration of the Amalgamated Company with the Registrar and (iv) filings with the Nasdaq National Market System and the SEC with respect to the deregistration of Shares.

            SECTION 3.6 SEC Documents; Financial Statements. (a) Company has provided to Parent and Newco a list of each registration statement, report, proxy statement or information statement, including all exhibits and schedules thereto, heretofore filed by it with the SEC (the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the applicable requirements of the United States Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be. None of the SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Board consists of the directors identified in Company's proxy statement for the annual general meeting of shareholders held on December 19, 1996 (the "1996 Proxy Statement"). Company agrees that all SEC Documents, other than those specifically identified in writing by Company as excluded documents, are deemed to have been provided to Parent and Newco by Company specifically for use in the Offer Documents.

            (b) The consolidated financial statements included in Company's SEC Documents complied, as of their respective dates, in all material respects with then applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the consolidated financial position, results of operations, cash flows and changes in shareholders' equity of Company and its subsidiaries at the dates and for the periods presented (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments (consisting only of normal recurring accruals) and to any other adjustments described therein).

            (c) Company has provided to Parent and Newco copies of each annual statutory financial return filed by Global Capital Reinsurance Limited with the Bermuda Registrar of Companies (the

"Bermuda Registrar") for the years ended September 30, 1995 and 1996. The statutory financial statements included in such returns were prepared in accordance with statutory accounting practices prescribed by the Insurance Act and the rules and regulations of the Bermuda Registrar thereunder and fairly present the admitted assets, liabilities, capital and surplus and results of operations and cash flows of Global Capital Reinsurance Limited at the dates and for the periods presented.

            (d) Neither Company nor any of its subsidiaries, nor any of their respective assets, businesses or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to an SEC Document filed prior to the date hereof.

            (e) The SEC Documents include (i) consolidated balance sheets of Company as of September 30, 1996 and March 31, 1997 and (ii) consolidated statements of income of Company for the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997. The foregoing consolidated audited balance sheet as of September 30, 1996 is sometimes herein referred to as the "Balance Sheet." The foregoing consolidated unaudited balance sheet as of March 31, 1997 is sometimes herein referred to as the "Interim Balance Sheet."

            (f) There are no liabilities or obligations of Company or any of its subsidiaries accrued, absolute, or contingent and whether due or to become due, other than liabilities or obligations (i) reflected, or adequately reserved against, in the Interim Balance Sheet or (ii) that, individually or in the aggregate, would not have a Material Adverse Effect.

            (g) No dividends have been declared or paid on any Shares since March 31, 1997 except for the Second Quarter Dividend.

            SECTION 3.7 Absence of Certain Changes. Since the date of the Interim Balance Sheet, Company has not (a) suffered any event, condition or occurrence, that individually or in the aggregate, would have a Material Adverse Effect or (b) implemented any change in accounting methods, principles or practices except as required by GAAP.

            SECTION 3.8 Legal Proceedings. Except as specifically disclosed in the SEC Documents filed prior to the date hereof, there is no (i) claim, action, suit or proceeding pending or, to Company's best knowledge, threatened, against or relating to it or any of its subsidiaries or any of their respective assets before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court governmental agency or arbitration tribunal in a proceeding to which Company or any of its subsidiaries is a party, except any such claim, action, suit or proceeding or judgment, order, writ, injunction, decree, application, request or motion which if adversely determined, individually or in the aggregate, would not have a Material Adverse Effect.

            SECTION 3.9 Compliance with Laws and Agreements. Neither Company nor any of its subsidiaries is (i) in violation of or noncompliance with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations or (ii) in violation, breach or default (with or without due notice or lapse of time or both) under any of the terms, conditions or provisions of any agreement to which it is a party, or by which any of its properties is bound, except where any such violations or failures to comply or breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect. Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

            SECTION 3.10 Schedule 14D-9 and Disclosure Statement; Other Information. The Schedule 14D-9 and, if a Disclosure Statement is required for the consummation of the Amalgamation under applicable law, the Disclosure Statement will each comply as to form in all material respects with the requirements of the Exchange Act. The Schedule 14D-9 will not, at the time it is filed with the SEC or is first published, sent or given to Company's shareholders, and any such Disclosure Statement will not, at the time it is filed with the SEC, is first published, sent or given to Company's shareholders, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement or omission was made by Company in reliance upon and in conformity with information furnished to Company by Parent or Newco specifically for use in the Schedule 14D-9 and Disclosure Statement, as the case may be. The information supplied or to be supplied by Company specifically for use in the Offer Documents will not, at the time they are filed with the SEC or are first published, sent or given to Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            SECTION 3.11 State Antitakeover Statutes. No "business combination," "moratorium," "control share" or other anti-takeover statute or regulation (x) prohibits or restricts Company's ability to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement, or any material provision hereof, or (z) would subject Parent or Newco to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement or with respect to Company or the Amalgamated Company.

            SECTION 3.12 Broker's Fees. Except for the engagement of Goldman, Sachs & Co. by Company, neither Company nor any of its subsidiaries nor any of their respective directors or officers has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement. Company has provided to Parent copies of Company's engagement letter with Goldman, Sachs & Co. in connection with this Agreement and the transactions contemplated hereby.

            SECTION 3.13 Opinion of Financial Advisor. Company has received the opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date, the consideration to be received in the Offer and the Amalgamation by the shareholders of Company is fair to such shareholders, a copy of which opinion has been delivered to Parent.

            SECTION 3.14 Taxes. (a) Neither Company nor any of its subsidiaries has, or has had, any income which is, or has been, subject to the United States federal income tax as income effectively connected with the conduct of a trade or business within the United States, within the meaning of Sections 842 or 882(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Global Capital Reinsurance Limited is and has been predominantly engaged in the active conduct of an insurance business within the meaning of Section 1296(b) of the Code. Company and its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all Tax (as hereinafter defined) returns, information returns and reports (collectively, "Tax Returns") required to be filed for any period on or prior to the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Company and/or its subsidiaries which, if not filed, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and all such Tax Returns as filed are or will be accurate and complete in all material respects; all Taxes of Company and its subsidiaries (including taxes withheld from employees' salaries and other withholding taxes and obligations) shown to be due on such Tax Returns have been paid in full to the proper authorities or fully accrued for with respect to fiscal periods for which there are publicly available financial statements in such statements and otherwise on the books of Company, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with GAAP. All material written assessments of Taxes due and payable by or on behalf of Company or any of its subsidiaries have either been paid or adequately reserved for in accordance with GAAP.

            (b) Company has not for any taxable year (or portion thereof) ended on or prior to September 30, 1996, reported to its shareholders that the Company or any of its subsidiaries had incurred, in such taxable year (or portion thereof), and does not expect to have for the period commencing October 1, 1996 and ending on the date hereof (treating such period as if it were a taxable year), "related person insurance income" within the meaning of Section 953(c)(2) of the Code in excess of the amount determined under Section 953(c)(3)(B) of the Code.

            (c) There are no deficiencies that have been asserted in writing by a tax authority for Taxes that, individually or in the aggregate, would have a Material Adverse Effect. Neither Company nor any of its subsidiaries has any liability for any material Cayman Islands, Bermuda, United Kingdom or United States federal, state, local, foreign or other Taxes of any corporation or entity other than Company and its subsidiaries. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Company or its subsidiaries, threatened in writing by any authority regarding any Taxes relating to Company or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect.

            (d) There are no liens or security interests on any of the assets of Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes that, individually or in the aggregate, would have a Material Adverse Effect.

            "Tax" or "Taxes" shall mean all Cayman Islands, Bermuda, United Kingdom and United States federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

            SECTION 3.15 Employees. (a) Section 3.15 of the Disclosure Schedule lists (i) all Employee Benefit Plans, (ii) all employment contracts and similar arrangements between Company or any of its subsidiaries and its employees, and
(iii) all plans and arrangements pursuant to which Company or any of its subsidiaries is, or may be or become, obligated to make any payment to confer any benefit upon or accelerate the vesting or exercisability of any benefit for any officer, director, employee or agent of Company as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of Company. Company is not aware that any officer, director, executive or key employee of Company or any of its subsidiaries or any group of employees of Company or any of its subsidiaries has any plans to terminate his, her or its employment. (i) Company and its subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply could not reasonably be expected to have a Company Material Adverse Effect, (ii) no labor dispute with employees of Company exists or, to the knowledge of Company, is threatened, except as could not reasonably be expected to have a Company Material Adverse Effect, (iii) each Employee Benefit Plan conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws, no material liability has been or is expected to be incurred by Company with respect to any Employee Benefit Plan except for benefits payable or contributions due under the terms of such plans, and full payment has been made of all amounts that Company is required to have paid as contributions to each Employee Benefit Plan, (iv) Company has provided Parent with a true and correct copy of each of the Employee Benefit Plans and all contracts relating thereto, or to the funding thereof, (v) all Employee Benefit Plans intended to satisfy applicable tax qualification requirements or other requirements necessary to secure favorable tax or other legal treatment comply in all material respects with such requirements, and (vi) adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of Company. Neither Company nor any of its subsidiaries nor any of their ERISA Affiliates has incurred or expect to incur any liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither Company nor any of its subsidiaries has ever maintained, contributed to or had any liability with respect to an employee benefit plan subject to Title IV of ERISA. All contributions to employee benefit plans required to be made by Company, its subsidiaries or any of their ERISA Affiliates in accordance with the terms of the plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

            "Employee Benefit Plan" shall mean each benefit plan maintained or contributed to by Company or any of its subsidiaries or with respect to which Company or any of its subsidiaries may have any liability which provides (or is intended to provide) benefits to the employees of Company or any of its subsidiaries (or other service providers to Company or any of its subsidiaries), including each pension, retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance, medical or hospitalization program, sickness, accident, disability or death benefit program or any other fringe benefit.

            "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in
Section 414(b), (c), (m) or (o) of the Code, including Company or one of its subsidiaries.

            (b) There are no pending or, to the knowledge of Company, threatened claims for indemnification by Company or any of its subsidiaries in favor of directors, officers, employees and agents of Company or any of its subsidiaries.

            SECTION 3.16 Disclosure. No representation or warranty by Company and no statement or information relating to Company or any of its subsidiaries contained herein, or in any certificate furnished by or on behalf of Company to Parent or Newco in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV.

              REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

            Parent and Newco hereby jointly and severally represent and warrant to Company as follows:

            SECTION 4.1 Organization. Each of Parent and Newco is a company duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Newco is duly qualified or licensed to conduct business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, license or good standing necessary, except where the failure to be so duly qualified or licensed or be in good standing would not have a material adverse effect on Parent's or Newco's ability to consummate the transactions contemplated hereby. Newco is a wholly owned subsidiary of Parent.

            SECTION 4.2 Authority. Each of Parent and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Newco and by Parent as the sole shareholder of Newco, and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and (assuming this Agreement constitutes a valid and legally binding agreement of Company) constitutes a valid and legally binding agreement of Parent and Newco, enforceable against each of them in accordance with its terms.

            SECTION 4.3 No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Parent and Newco with any of the provisions hereof will violate any provision of their respective memorandum and articles of association.

            SECTION 4.4 Offer Documents; Other Information. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. The Offer Documents will not, at the time they are filed with the SEC or first published, sent or given to Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement or omission was made by Parent or Newco in reliance upon and in conformity with information furnished to Parent or Newco by Company specifically for use in the Offer Documents. The information supplied or to be supplied by Parent or Newco specifically for use in the Schedule 14D-9 or in the Disclosure Statement will not, at the time the Schedule 14D-9 or the Disclosure Statement, as the case may be, is filed with the SEC or is first published, sent or given to Company's shareholders or, in the case of the Disclosure Statement, at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            SECTION 4.5 Financial Ability to Perform. Parent and Newco presently have, and at all times up to and including the Expiration Date and the Effective Time will have, the financial resources necessary on the part of Parent and Newco to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V.

                                    COVENANTS

            SECTION 5.1 Conduct of Business of Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Company will, and will cause its subsidiaries to, conduct their operations according to their ordinary course of business consistent with past practice, and will use all reasonable best efforts to preserve intact their business organization, to keep available the services of their officers and employees, to maintain all permits, licenses and franchises from governmental entities required to conduct their businesses as now being conducted and to maintain satisfactory relationships with producers, brokers, insureds, suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement (it being understood that Company will discuss with Parent the implementation of the joint venture with Capital Re Corporation and the writing of any insurance thereby or thereunder). Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent, directly or indirectly:

            (a) amend the Organizational Documents of Company or any of its subsidiaries;

            (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any securities of Company or any of its subsidiaries, except pursuant to and in accordance with the terms of any Company Options outstanding on the date hereof;

            (c) split, combine or reclassify any shares of Company or any of its subsidiaries, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any such shares or purchase, redeem or otherwise acquire any such shares, except that the Company may pay the dividend of $0.62 per Share declared on April 25, 1997 payable on

      May 27, 1997 to shareholders of record on May 14, 1997 (the "Second Quarter Dividend");

            (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money, except pursuant to Company's existing credit agreements in the ordinary course of the property catastrophe business to the extent required to pay properly documented claims, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person except in the ordinary course of its reinsurance business, consistent with past practices (except customary letters of credit issued in the ordinary course of business consistent with past practices), or (iii) make any loans, advances or capital contributions to, or investments in, any person;

            (e) (i) increase in any manner the compensation (including bonuses) of any director, officer or other employee of Company or any of its subsidiaries; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with any such director, officer or employee, whether past or present relating to any such pension, retirement allowance or other employee benefit; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any such director, officer or other employee; or (iv) become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

            (f) except as required by this Agreement, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into, any agreement in principle or any agreement with respect to any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of any assets or securities or any change in the capitalization of Company or any of its subsidiaries (other than upon exercise of Company Options outstanding on the date hereof), or, except for reinsurance agreements entered into in the ordinary course of business, consistent with past practice, (i) any other material agreements, commitments or contracts,

      (ii) any amendment or modification thereof or (iii) any release or relinquishment of any material rights thereunder;

            (g) knowingly undertake any act, or suffer to exist any condition, causing any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated;

            (h) enter into any hedging, option, derivative or other similar transaction, except in the ordinary course of business consistent with past practices and following written notice to Parent; or

            (i) agree to do any of the foregoing.

            SECTION 5.2 Public Announcements. No party hereto shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the approval of the other party (which shall not be unreasonably withheld or delayed) as to the wording, timing and media for such press release or statement.

            SECTION 5.3 Acquisition Proposals. (a) Company represents and warrants to, and covenants and agrees with, Parent and Newco that neither Company nor any of its subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of this Agreement. Company shall, and shall cause its subsidiaries and use its best efforts to cause its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) other than Parent or Newco (a "Third Party") heretofore conducted with respect to any Acquisition Transaction. Company shall not, and shall cause its subsidiaries and use its best efforts to cause its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets or business of, or any significant equity interest in (including by way of a tender offer), or any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, Company or any of its subsidiaries (the foregoing being referred to collectively as an "Acquisition Transaction"), or (y) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring Company to abandon, terminate or fail to consummate the Offer and/or the Amalgamation or any other transaction contemplated hereby. Notwithstanding anything to the contrary in the foregoing, Company may, prior to the purchase of Shares pursuant to the Offer, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of Company and its subsidiaries) from a Third Party (which proposal (I) is not subject to a financing condition and is from a person that Goldman, Sachs & Co. or another nationally recognized investment bank advises in writing is financially capable of consummating such proposal or (II) is subject to financing, but is from a person that Goldman, Sachs & Co. or another nationally recognized investment bank advises in writing is financially capable of achieving such financing to consummate such proposal, (i) furnish or disclose non-public information to such Third Party and (ii) negotiate, explore or otherwise communicate with such Third Party, in each case only if and to the extent that (a) the Board determines reasonably and in good faith by a majority vote (after receipt of written advice of Company's outside legal counsel that failing to take such action would, in all likelihood, constitute a breach of the fiduciary duties of the Board to Company's shareholders under applicable law), that taking such action would, in all likelihood, lead to an Acquisition Transaction that, based upon the written advice of Goldman, Sachs & Co., is more favorable to Company's shareholders than the Offer and the Amalgamation and that failing to take such action would, in all likelihood, constitute a breach of the fiduciary duties of the Board to Company's shareholders under applicable law (the proposal with respect to an Acquisition Transaction meeting the requirements of the parenthetical clause immediately preceding clause (i) and this clause (a), a "Superior Proposal"), (b) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, Company receives from such Third Party an executed confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement, but which confidentiality agreement shall not provide for any exclusive right to negotiate with Company or any payments and (c) Company advises Parent of all such non-public information delivered to such Third Party concurrently with such delivery; provided, however, that Company shall not, and shall cause its affiliates not to, enter into a definitive agreement with respect to a Superior Proposal unless (x) Company concurrently terminates this Agreement in accordance with the terms hereof and pays any amounts required under Article VIII and (y) such agreement permits Company to terminate it if it receives a Superior Proposal, such termination and related provisions to be on terms no less favorable to Company, including as to fees and reimbursement of expenses, as those contained herein.

            (b) Company shall promptly (but in any event within one day of Company becoming aware of same) advise Parent of the receipt by Company, any of its subsidiaries or any of Company's or any subsidiary's officers, directors, employees, investment bankers, attorneys or other agents or representatives of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 5.3(a). Company shall promptly provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the terms thereof. Company shall, from time to time, promptly inform Parent of the status and content of any discussions regarding any Acquisition Transaction with a Third Party. For the avoidance of doubt, Company agrees that it will not enter into any agreement with respect to a Superior Proposal unless and until Parent has been given at least five business days prior to the entering into such agreement to match the terms of such agreement.

            (c) Company has obtained the agreement of each member of the Board and the board of directors of each of its subsidiaries and of its executive officers and investment bankers that each such person will comply with the provisions of this Section 5.3 as if it were a party hereto (to the extent that it would be otherwise applicable thereto).

            SECTION 5.4 Access to Information. (a) From the date of this Agreement until the Effective Time, Company will (x) give Parent and its authorized representatives (including counsel, consultants, financial advisors, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, (y) permit Parent to make such inspections as it may reasonably require and (z) cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request.

            (b) Each of the Parties will hold and will use its best efforts to cause all of the employees and representatives of such Party and its subsidiaries to hold in strict confidence pursuant to the Confidentiality Agreement dated as of April 28, 1997 between Parent and Company (the "Confidentiality Agreement") all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each such employee or representative were a party thereto.

            SECTION 5.5 Board Recommendation. Company shall, through the Board, recommend, and continue to recommend, to its shareholders that they tender all of their Shares in the Offer and approve the Amalgamation; provided, however, that the taking of a position by Company pursuant to Rule 14e-2(a)(2) or (3) solely in respect of any proposal with respect to an Acquisition Transaction shall not be deemed a withdrawal, modification, or a proposal to do either, of its position with respect to the Offer or the Amalgamation for purposes hereof; provided, however, that the Board may withdraw, modify or change its recommendations to Company's shareholders only in the event that this Agreement has been terminated in accordance with its terms and any payments required under Article VIII have been made.

            SECTION 5.6 Reasonable Best Efforts; Other Actions. Subject to the terms and conditions herein provided and applicable law, the Parties shall use reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate (including obtaining all material consents and making all material filings) under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement.

            SECTION 5.7 Notification of Certain Matters. Each of Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (iii) any failure of Company, Parent or Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 5.8 Indemnification. (a) Parent shall cause the Amalgamated Company to indemnify, defend and hold harmless the present and former officers, directors, employees and agents (collectively, "Indemnified Parties") of Company and its subsidiaries from and against all losses, obligations, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (including, without limitation, in connection with the transactions contemplated by this Agreement) to the same extent and on the same terms and conditions provided for in Company's Organizational Documents in effect at the date hereof, to the extent permitted under applicable law (which terms and conditions shall not be amended in any manner which adversely affects any Indemnified Party for a period of six years, including provisions relating to advances of expenses incurred in the defense of any action or suit; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of each such claim shall continue until final disposition of such claim).

            (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that nothing contained herein shall require Parent or the Amalgamated Company to incur any annual premium in excess of 200% of the last annual aggregate premium paid prior to the date of this Agreement for all current directors' and officers' liability insurance policies maintained by Company, which Company represents and warrants to be $604,000 (the "Current Premium"). If such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Amalgamated Company shall cause to be maintained policies of insurance which, in the Amalgamated Company's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium.

            (c) This Section 5.8 is intended for the benefit of the Indemnified Parties and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

            (d) If the Amalgamated Company or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or persons, then, and in such case, proper provision will be made so that the successors and assigns of the Amalgamated Company assumes all of the obligations of the Amalgamated Company, as the case may be, set forth in this Section 5.8.

            SECTION 5.9 Termination of Share Plans. Prior to the consummation of the Offer, the Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as are required to ensure that, following the Effective Time, no participant in any share, share option, share appreciation or other benefit plan of Company or any of its subsidiaries or any holder of any Company Option shall have any right thereunder to acquire any shares of the Amalgamated Company or any subsidiary thereof.

            SECTION 5.10 Certain Change in Control Matters. Company shall use best efforts to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable takeover or change in control law, and otherwise act to eliminate or minimize the effects of any applicable takeover or change in control law. Company will not revoke, or attempt to revoke, any approvals, exemptions and agreements described in Section 3.11.

                                   ARTICLE VI.

                CONDITIONS TO CONSUMMATION OF THE AMALGAMATION

            SECTION 6.1 Conditions to Each Party's Obligation to Effect the Amalgamation. The respective obligation of each Party to effect the Amalgamation is subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Newco shall have purchased all Shares duly tendered and not withdrawn, pursuant to the terms of the Offer and subject to the terms thereof;

            (b) the Amalgamation shall have been approved by the affirmative vote of Company's shareholders by the requisite vote in accordance with the Companies Law and pursuant to the appropriate order of the court on the application of Company;

            (c) the Amalgamation shall have been sanctioned by the court in accordance with the Companies Law on the petition of the court by Company;

            (d) any required approval of the Minister under the Insurance Act and of the Registrar under the Companies Law shall have been obtained;

            (e) there shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the Amalgamation, which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within the Cayman Islands, Bermuda or the United States; and

            (f) a copy of the order of the court sanctioning the Amalgamation shall have been delivered to the Registrar for registration in accordance with the Companies Law.

                                  ARTICLE VII.

                                     CLOSING

            SECTION 7.1 Time and Place. Subject to the provisions of Article VI, the closing of the Amalgamation (the "Closing") shall take place at a mutually agreeable location, as soon as practicable but in no event later than 9:00 a.m., on the date that is two business days after the later of (x) the day of the Special Meeting, if required by law, or (y) the day on which the last of the conditions set forth in Article VI shall have been satisfied or waived by the Parties, or at such other place, at such other time or on such other date as Parent and Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date" and the time thereof is herein referred to as the "Effective Time."

                                  ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

            SECTION 8.1 Termination. This Agreement may be terminated and the Offer and the Amalgamation may be abandoned at any time prior to the Effective
Time:

            (a) by mutual written consent of Parent, Newco and Company;

            (b) by Parent and Newco or Company (x) if any court of competent jurisdiction in the Cayman Islands, Bermuda or the United States or other Cayman Islands, Bermuda or United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, not approving or otherwise prohibiting the Offer or the Amalgamation and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement under this paragraph (b) shall have used reasonable best efforts to remove or lift such order, decree or ruling or (y) if the conditions to consummation of the Amalgamation are not satisfied by March 31, 1998;

            (c) by Parent and Newco if Newco shall have (x) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (y) terminated the Offer or (z) failed to pay for Shares pursuant to the Offer by December 31, 1997 (unless, in any such case, such failure or termination results from a breach of any representation, warranty, covenant or agreement of Parent or Newco);

            (d) by Company if (i) Newco shall have (x) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (y) terminated the Offer or (z) failed to pay for Shares pursuant to the Offer by December 31, 1997 (unless, in any such case, such failure or termination results from a breach of any representation, warranty, covenant or agreement of Company) or (ii) prior to the purchase of Shares pursuant to the Offer, Company shall, in compliance with Section 5.3(a) (including the last proviso thereof), concurrently be entering into a definitive agreement with respect to a Superior Proposal;

            (e) by Parent and Newco prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty (without giving effect to any materiality or similar qualifications contained therein) on the part of Company having a Material Adverse Effect, (ii) there shall have been a breach of any covenant or agreement on the part of Company resulting in a Material Adverse Effect, which breach shall not have been cured within 10 days following written notice to Company of such breach, (iii) Company shall engage in negotiations (in violation of this Agreement) with any Third Party that has proposed an Acquisition Transaction, (iv) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Newco its approval or recommendation of the Offer, this Agreement or the Amalgamation, or shall have recommended a proposal with respect to an Acquisition Transaction, or shall have adopted any resolution to effect any of the foregoing or (v) the Minimum Condition shall not have been satisfied by the Expiration Date and a Third Party shall have made and not withdrawn a proposal (information concerning which has been or is made publicly available) with respect to an Acquisition Transaction; or

            (f) by Company if (i) there shall have been a breach of any representation or warranty (without giving effect to any materiality or similar qualifications contained therein) on the part of Parent or Newco having a material adverse effect on the ability of Parent or Newco to consummate the Offer or the Amalgamation or (ii) there shall have been a breach of any covenant or agreement on the part of Parent or Newco resulting in a material adverse effect on the ability of Parent or Newco to consummate the Offer or the Amalgamation, which breach shall not have been cured within 10 days following written notice to Parent and Newco of such breach.

            SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to

Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.2 and Sections 8.3 and 5.4(b). Nothing contained in this Section 8.2 or Section 8.3 shall relieve any party from liability for any breach of this Agreement.

            SECTION 8.3 Certain Payments; Expenses. (a) Upon the termination of this Agreement for any reason prior to the purchase of Shares by Newco pursuant to the Offer (other than pursuant to Section 8.1(a), 8.1(b) or 8.1(f)), Company shall reimburse Parent, Newco and their affiliates (not later than one business day after request therefor) for all out-of-pocket fees and expenses (subject to a maximum amount of $2,000,000) reasonably incurred by any of them or on their behalf in connection with the Offer and the Amalgamation and the consummation of all other transactions contemplated by this Agreement (including fees payable to financing sources, investment bankers, counsel to any of the foregoing and accountants).

            (b) If

            (i) this Agreement is terminated for any reason (other than pursuant to Section 8.1(a), 8.1(b) or 8.1(f)) and, not later than the first anniversary of such termination, Company enters into an agreement with respect to an Acquisition Transaction, or an Acquisition Transaction occurs, involving any Third Party (or any affiliate thereof) (x) with whom Company (or any of its agents or representatives) had communications with a view to an Acquisition Transaction, (y) to whom the Company (or any of its agents or representatives) furnished information with a view to an Acquisition Transaction or (z) who had submitted a proposal or expressed an interest in an Acquisition Transaction, in any such case, prior to such termination; or

            (ii) Company terminates this Agreement pursuant to 8.1(d)(ii),

Company shall pay to Parent and Newco, upon such entry into or such occurrence of an Acquisition Transaction in the case of clause (i) and immediately upon any such termination in the case of clause (ii), a fee of $7,500,000 in cash, however, that Company in no event shall be obligated to pay more than one such $7,500,000 fee with respect to all such agreements and occurrences and such termination.

            (c) Except as specifically provided in this Section 8.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, includ-ing the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of their respective investment bankers, finders, brokers, agents, representatives, counsel and accountants.

            (d) Company acknowledges that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Newco would not enter into this Agreement.

                                   ARTICLE IX.

                                   DEFINITIONS

            SECTION 9.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

             (i) "affiliate" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

            (ii) "business day" shall mean any day other than a Saturday, Sunday, United States federal holiday or a holiday in the Cayman Islands or Bermuda.

           (iii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of interests, as trustee or executor, by contract or credit arrangement or otherwise.

            (iv) "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

             (v) "subsidiary" of any specified person shall mean any person of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are, directly or indirectly, owned by such specified person or any other person of which a majority of the equity interests therein are directly or indirectly, owned by such specified person.

            SECTION 9.2 Terms Defined in the Agreement. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

      Acquisition Transaction..............................       5.3
      Agreement............................................     Preamble
      Amalgamated Company..................................       2.1
      Amalgamation.........................................     Recitals
      Amalgamation Consideration...........................     Recitals
      Balance Sheet........................................       3.6
      Bermuda Registrar....................................       3.6
      Board................................................     Recitals
      Certificates.........................................       2.6
      Closing..............................................       7.1
      Closing Date.........................................       7.1
      Code.................................................       3.14
      Companies Law........................................       2.1
      Company..............................................     Preamble
      Company Options......................................       3.2
      Company Plans........................................       3.2
      Confidentiality Agreement............................       5.4
      Constituent Companies................................     Preamble
      Current Premium......................................       5.8
      Disclosure Schedule..................................       3.0
      Disclosure Statement.................................       2.10
      Effective Time.......................................       7.1
      Employee Benefit Plan................................       3.15
      ERISA................................................       3.15
      ERISA Affiliate......................................       3.15
      ERISA Benefit Plan...................................       3.15
      Exchange Act.........................................       1.1
      Expiration Date......................................       1.1
      GAAP.................................................       3.6
      Indemnified Parties..................................       5.8
      Independent Director.................................       1.3
      Insurance Act........................................       1.3
      Interim Balance Sheet................................       3.6
      Material Adverse Effect..............................       3.1
      Newco................................................     Preamble
      Minimum Condition....................................       1.1
      Minister.............................................       1.3
      October Options......................................       2.7
      Offer................................................     Recitals
      Offer Documents......................................       1.1
      Organizational Documents.............................       3.1
      Other Shares.........................................       3.2
      Parent...............................................     Preamble
      Parent Options.......................................       2.7
      Parent Owned Shares..................................       1.1
      Parties..............................................     Preamble
      Paying Agent.........................................       2.8
      1996 Proxy Statement.................................       3.6
      Schedule 14D-9.......................................       1.2
      SEC..................................................       1.1
      SEC Documents........................................       3.6
      Second Quarter Dividend..............................       5.1

      Securities Act.......................................       3.6
      Shares...............................................     Recitals
      Special Meeting......................................       2.10
      Superior Proposal....................................       5.3
      Tax..................................................       3.14
      Tax Returns..........................................       3.14
      Third Party..........................................       5.3

                                   ARTICLE X.

                                  MISCELLANEOUS

            SECTION 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the Amalgamation is approved by the shareholders of Company, no such amendment or modification shall reduce the amount or change the form of the Amalgamation Consideration or in any way adversely affect the rights of the holders of Shares without the further approval of such holders; provided, further, that from and after the date that Parent's designees to the Board constitute a majority of the Board and prior to the consummation of the Amalgamation, any amendment or modification of this Agreement and any material deviation in the performance of this Agreement shall require the approval of the Independent Directors.

            SECTION 10.2 Waiver of Compliance; Consents. Any failure of Parent and Newco or Company to comply with any obligation, covenant, agreement or condition herein may be waived only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.02.

            SECTION 10.3 Survival. The respective representations and warranties of the Parties contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing. The covenants and agreements herein shall survive in accordance with their respective terms.

            SECTION 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by express courier or mailed by registered or certi-fied mail (return receipt requested), first class postage pre-paid, or telecopied with confirmation of receipt, to the Parties at the addresses specified below (or at such other address for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the mail, first class postage prepaid.

            (a)   if to Company, to

                        GCR Holdings Limited
                        Sofia House
                        48 Church Street
                        Hamilton HM12 Bermuda
                        Telecopy: (441) 292-4338

                        Attention:  Secretary

                  with a copy to:

                        Debevoise & Plimpton
                        875 Third Avenue
                        New York, New York 10022

                        Telecopy: (212) 909-6836

                        Attention: James C. Scoville, Esq.

            (b)   if to Parent or Newco, to

                        EXEL Limited
                        Cumberland House
                        One Victoria Street
                        P.O. Box HM 2245
                        Hamilton HM JX Bermuda
                        Telecopy:  (441) 292-8515

                        Attention: Paul Giordano, Esq.

                        with a copy to:

                        Cahill Gordon & Reindel
                        80 Pine Street
                        New York, New York 10005
                        Telecopy: (212) 269-5420

                        Attention: Immanuel Kohn, Esq.

            SECTION 10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties, nor is this Agreement intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 5.08, the officers, directors and employees of Company.

            SECTION 10.6 Governing Law. Except as the laws of the Cayman Islands are by their terms applicable, this Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

            SECTION 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 10.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a Party, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such Party in the specific jurisdiction where such judgment shall be made.

            SECTION 10.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement has been negotiated by the Parties and is their mutual product; accordingly, no rule of strict construction against Parent or Newco shall be applied in the interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context shall otherwise require, all references herein to (i) Articles, Sections, Annexes and Exhibits shall be deemed references to Articles and Sections of, and Annexes and Exhibits to, this Agreement, (ii) persons include their respective permitted successors and assigns or, in the case of governmental persons, persons succeeding to the relevant functions of such persons, (iii) statutes and related regulations include any amendments of same and any successor statutes and regulations, and (v) time shall be deemed to be to New York City time.

            SECTION 10.10 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter, except for the Confidentiality Agreement, which shall remain in full force and effect. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

            IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by a duly authorized officer as of the date first above written.

                                       EXEL LIMITED


                                       By:   /s/ Brian M. O'Hara
                                          --------------------------------------
                                            Name:  Brian M. O'Hara




                                       EXEL ACQUISITION LTD.


                                       By:   /s/ Michael P. Esposito, Jr.
                                          --------------------------------------
                                            Name:  Michael P. Esposito, Jr.



                                       GCR HOLDINGS LIMITED


                                       By:   /s/ Frederick W. Deichmann
                                          --------------------------------------
                                            Name:  Frederick W. Deichmann

                                                                   ANNEX A
                                                                   to Agreement
                                                                   and Plan of
                                                                   Amalgamation

                             CONDITIONS OF THE OFFER

            Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Newco's rights to extend and amend the Offer at any time in its sole discretion, and in addition to the Minimum Condition, Newco shall not be required to accept for payment or pay for any tendered Shares, and may postpone the acceptance for payment of or payment for tendered Shares and may terminate or amend the Offer if, at or before the acceptance of such Shares for payment or the payment therefor pursuant to the Offer, or, in Newco's judgment, any of the following shall exist or occur:

            (a) (x) there shall be instituted or pending any action or proceeding, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, promulgated, entered, enforced, amended or made applicable to Newco or Parent or any of their affiliates or to the Offer or the Amalgamation by or before any Cayman Islands, Bermuda, United States or other government or governmental, regulatory or administrative authority or agency or by or before any court or tribunal, (i) challenging or restricting the acquisition by Newco or any affiliate of Newco, in whole or in part, of the Shares, seeking, directly or indirectly, to restrain, materially delay or prohibit the making or consummation of the Offer or seeking to obtain any material damages or otherwise, directly or indirectly, relating to the transactions contemplated by the Offer or the Amalgamation, (ii) seeking to prohibit, restrict or limit the ownership or operation by Newco or Parent or any of their affiliates of all or any material portion of its or Company's business or assets, or to compel Newco or Parent or any of their affiliates to dispose of or hold separate all or any material portion of its or Company's business or assets as a result of the Offer or the Amalgamation, (iii) making the purchase of, or payment for, some or all of the Shares illegal, (iv) seeking to impose limitations on the ability of Newco or Parent or any of their affiliates effectively to acquire, hold or exercise rights of ownership of any Shares now owned or hereafter purchased or to be purchased, including the right to vote with respect to, such Shares on any matter properly presented to the shareholders of Company, (v) imposing any material limitations on the ability of Newco or Parent or any of their affiliates effectively to acquire, operate or hold, or require Parent, Newco or Company or any of the respective subsidiaries to dispose of or hold separate, in any material respect the business and operations of Company, or (vi) restricting any material future business activity by Parent, Newco or Company or any of their respective subsidiaries or (y) any necessary approvals by any government or governmental, regulatory or administrative authority or agency necessary to consummate the Offer shall not have been obtained;

            (b) any fact or circumstance exists or will have occurred that has a material adverse effect on the business, operations, assets, condition (financial or other), prospects or results of operations of Company and its subsidiaries taken as a whole;

            (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, or on NASDAQ or otherwise in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any material limitation (whether or not mandatory) by any governmental authority or agency, or any other event which would significantly affect the extension of credit by banks or other lending institutions in the United States, (v) any imposition of currency controls in the United States or a material change in exchange rates or a suspension of, or material limitation on, the markets therefor, or (vi) in the case of any of the foregoing existing at the time of commencement of the Offer, any material worsening or acceleration thereof;

            (d) it shall have been publicly disclosed after the date of the Agreement or Parent or Newco shall have learned or become aware that any person (including Company or any of its subsidiaries or affiliates) or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired (including by the formation of any groups) 5.0% or more of any class or series of shares of Company (including the Shares) or its subsidiaries or shall have been granted any option or right to acquire 5.0% or more of any class or series of shares of Company (including the Shares) or its subsidiaries, other than acquisitions of Shares for bona fide arbitrage positions, and such person or group shall not have tendered (and not withdrawn) all of the Shares owned beneficially or of record by it at or prior to the Expiration Date; or

            (e) the representations and warranties (without giving effect to any materiality or similar qualifications contained therein) made by Company in the Agreement shall have failed to be true and correct on the date of the Amalgamation Agreement or on the Expiration Date as though such representations and warranties had been made at and on such dates (other than representations and warranties expressly made as of a specific other date), except for such failures which, individually or in the aggregate, would not have a material adverse effect on the business, operations, assets, condition (financial or other), prospects or results of operations of Company and its subsidiaries taken as a whole; or

            (f) the Agreement shall be terminated in accordance with its terms.

            The foregoing conditions are for the sole benefit of Parent and Newco and may be asserted by Parent or Newco or any of their affiliates or may be waived by any of them in whole or in part at any time or from time to time in their sole discretion. The failure to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time for so long as such right exists.